                                  EXHIBIT NO. 5

                                                              June 10, 1997



United States Surgical Corporation
150 Glover Avenue
Norwalk, Connecticut  06856

Dear Sirs:

         I refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by United States Surgical Corporation, a Delaware corporation (the "Company"), on or about the date hereof with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,000,000 shares of the Company's common stock, par value $.10 per share (the "Common Stock"), for issuance on the exercise of stock options granted pursuant to the Company's 1993 Employee Stock Option Plan (the "Plan").

         I am familiar with the Certificate of Incorporation and By-laws of the Company and have examined copies of the Plan, the resolutions adopted by the Company's Board of Directors with respect to the Plan and originals or copies, certified or otherwise identified to my satisfaction, of such other instruments, and have made such other investigations of law and fact, as I have deemed necessary or appropriate for the purposes of this opinion.

         Based upon the foregoing, it is my opinion that the 2,000,000 shares of Common Stock authorized for issuance pursuant to the Plan have been duly authorized and, when issued in accordance with the Plan and upon payment of the purchase price therefor, will be validly issued, fully paid and nonassessable.

         I hereby consent to the use of this opinion in the Registration Statement.

                                                     Very truly yours,


                                                     Thomas R. Bremer
                                                     Senior Vice President
                                                     and General Counsel